STANDISH, AYER & WOOD INVESTMENT TRUST
                                One Boston Place
                           Boston, Massachusetts 02109

                        Amendment to Declaration of Trust

      The undersigned, being the Secretary of Standish, Ayer & Wood Investment Trust (the "Trust"), a trust organized under the laws of The Commonwealth of Massachusetts, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Declaration of Trust, dated August 13, 1986, as amended (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of a Majority of Trustees at a meeting duly called and held on June 20 and 21, 2003, Section 1.1 of the Declaration of Trust is amended, effective July 1, 2003, as follows:

            The name of the Trust is changed from Standish, Ayer & Wood Investment Trust to Mellon Institutional Funds Investment Trust.

      The Trustees further direct that, upon the execution of this Amendment to the Declaration of Trust, the Trust take all necessary action to file a copy of this Amendment to the Declaration of Trust with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 21st day of June, 2003.


                                          By:  /s/ Beverly E. Banfield
                                               -----------------------
                                          Name: Beverly E. Banfield
                                          Its:  Secretary